EXHIBIT 10.30

AGREEMENT FOR PERFORMANCE STOCK AWARD

This Agreement for Performance Stock Award (the "Stock Agreement") is between FIRST FINANCIAL BANCORP., an Ohio corporation ("First Financial"), and <Participant Name> (the "Participant") who, as of <Enter Grant Date> which is the date of this Stock Agreement (the “Grant Date”), is an employee of First Financial or a Subsidiary.
WHEREAS, First Financial established the 2012 Stock Plan (the "Plan") and a Committee of the Board of Directors of First Financial designated in the Plan (the "Committee") approved the execution of this Stock Agreement containing the Performance Stock Award to the Participant upon the terms and conditions hereinafter set forth:
NOW THEREFORE, in consideration of the mutual obligations contained herein, it is hereby agreed:

1.
Award of Performance Stock. First Financial hereby issues to Participant as of the Grant Date an Award equal to <Enter Number of Shares Granted> shares of restricted Stock of First Financial (“Stock”), without par value, in consideration of services to be rendered and subject to achievement of certain performance goals as set forth herein.

2.
Restrictions on Transfer. The shares of restricted Stock so received by the Participant pursuant to this Award and any additional shares attributable thereto received by the Participant as a result of any stock dividend, recapitalization, merger, reorganization or similar event are subject to the restrictions set forth herein and may not be sold, assigned, transferred, pledged or otherwise encumbered during the Performance Period, except as permitted hereby.

3.	Performance Period. The Performance Period as used in this Stock Agreement shall mean the three year period that begins on [insert] and ends on [insert].

4.
Vesting Date. Unless otherwise provided in this Stock Agreement, the Vesting Date shall be <Enter Vest Date>, provided certain metrics, as set forth in Schedule 4 are met. Notwithstanding the foregoing or anything in this Stock Agreement to the contrary, if the Committee determines that during the Performance Period and prior to the Vesting Date, (i) there has been a Change in Control (as determined by the Committee in accordance with the terms of the Plan), and (ii) within 12 months following the Change in Control the Grantee experiences either a material reduction in base compensation of at least 10%, or loss of employment other than for cause, the following vesting procedures shall apply to the Award:

a.
The Performance Period shall end with respect to such unvested shares of restricted Stock, effective as of the date of such material reduction in base compensation or loss of employment and the Committee shall determine the extent to which (if any) Performance Level has been achieved for the Performance Period based upon audited or unaudited financial information available;

b.
If the Committee is unable to determine which (if any) Performance Level has been achieved, the Target Performance Level will be assumed to have been achieved. In no event shall the Participant become entitled to a Vesting Percentage greater than the Vesting Percentage applicable to the Target Performance Level where the Committee has not determined the actual Performance Level achieved; and

c.
Pro-rate the portion of the Award that becomes vested based on each completed day of the Performance Period prior to the reduction in base compensation or loss of employment based upon the Committee’s determination of the degree of attainment of a Performance Level. The forfeiture provisions otherwise applicable to the Award shall lapse with respect to the pro-rated Award as of the date determined by the Committee, but in no event later than the Vesting Date.

Schedule 4
Performance Goal. The number of shares of restricted Stock earned during a Performance Period will be dependent upon the relative cumulative total shareholder return (“TSR”) and average annual return on assets (“ROA”) achieved by First Financial during the Performance Period compared to KBW Regional Bank Index peers (“Peer Group”). For purposes of this Stock Agreement:
“TSR” means the Bloomberg-calculated change in market value of stock, plus reinvested dividends, during the Performance Period.
“ROA” means the average of the SNL-calculated annual net income divided by total assets.
Performance Level. Performance Stock will vest only if the Threshold Performance Level is achieved during the Performance Period: (i) TSR and ROA greater than or equal to the 25th percentile of the Peer Group and (ii) earnings per share are above $0. Both TSR and ROA contribute individually and equally to the payout such that performance below the 25th percentile on one measure individually does not prevent the second measure from generating payment for performance achieved at or above the 25th percentile. Earnings per share must be greater than $0 in order for any portion of the award to vest.
Vesting Percentage. The approach to applying the performance multiplier will be as follows:
The amount of the Award earned will be determined by multiplying the Award by the appropriate Vesting Percentage (below) that corresponds to the applicable Performance Level achieved during the Performance Period. The Vesting Percentage for a Performance Level between the points listed below will be determined using linear interpolation.

Performance Level	Relative TSR and ROA (Equally weighted)	Vesting Percentage

Certification of Award and Vesting. The Committee shall certify in writing its determination and approval that the applicable performance goal or goals have been satisfied and the applicable Performance Level achieved. Those shares of Stock that vest upon achievement of the applicable performance goals as determined by the Committee will cliff vest on the Vesting Date. The value of the earned restricted Stock will be paid 100% in Stock. The portion of the Award that does not otherwise vest in accordance with this Schedule 4 will be forfeited and all related rights with respect to all unvested shares of Stock that are subject to the Award shall be forfeited by the Participant as of the Vesting Date.

5.
Forfeiture and Clawback Provision. Notwithstanding any other provision of this Stock Agreement, Participant hereby agrees that if his or her employment with First Financial or a Subsidiary is terminated for any reason, voluntarily or involuntarily (other than due to retirement, death, or disability), whether by resignation or dismissal for cause or otherwise, during the Performance Period, the Award shall be forfeited and all related rights with respect to all shares of Stock that are subject to the Award shall be forfeited automatically as of the date of such termination of employment, and First Financial automatically will become the sole owner of such Stock as of such date.

Notwithstanding the foregoing, in the event the Participant’s employment terminates as a result of a retirement, death, or disability (as such terms are defined in the Company’s ERISA plans) (“Early Termination”), the Committee shall:

a.
At the end of the Performance Period, certify in writing the extent to which the performance goals for the Performance Period have been met and the applicable Vesting Percentage of the Award based on actual achievement of such performance goals; and

b.
Pro-rate the Award based on each completed month of service by the Participant during the portion of the Performance Period prior to the Early Termination. The forfeitures provisions in Section 4 with respect to the pro-rated Award shall lapse on the Vesting Date.

A transfer of the Participant's employment between Subsidiaries or between any Subsidiary and First Financial will not be considered a termination of employment for purposes of this Stock Agreement. Notwithstanding the foregoing, a Participant's employment will be considered terminated for purposes of this Stock Agreement as of the date that the Participant's employing Subsidiary ceases to be a Subsidiary for any reason, unless prior to or as of such date the Participant's employment is transferred to First Financial or to a remaining Subsidiary.

Notwithstanding the forgoing, if Participant incurs an involuntary termination of employment (or is deemed to incur a termination of employment under the preceding paragraph) during the Performance Period solely as a result of a Change in Control of First Financial, the Participant shall continue to be treated as employed by First Financial for purposes of determining the amount of the Award which vests under Section 4 (above) in connection with a Change in Control.

6.	Issuance of Stock Awards.

a.
Upon award of the restricted Stock to the Participant, shares of restricted Stock shall be evidenced by a book entry registration by First Financial for the benefit of the Participant. Each such registration will be held by First Financial or its agent. Any restricted Stock of First Financial resulting from any stock dividend, recapitalization, merger, reorganization or similar event will also be held by First Financial or its agent. All such Stock evidenced thereby will be subject to the forfeiture provisions, limitations on transferability and all other restrictions herein contained.

b.
Subject to Section 6(c) and (d) below, with regard to any shares of restricted Stock which cease to be subject to restrictions pursuant to Section 2, First Financial will, within sixty (60) days of the date such shares cease to be subject to restrictions, transfer Stock for such shares free of all restrictions set forth in the Plan and this Stock Agreement to the Participant or the Participant's designee, or in the event of such Participant's death subsequent to expiration of the Performance Period, to the Participant's legal representative, heir or legatee.

c.
By accepting shares of restricted Stock, the Participant agrees not to sell shares at a time when applicable laws or First Financial’s rules prohibit a sale. This restriction shall apply as long as the Participant is an employee, consultant or director of First Financial or a Subsidiary. The Participant agrees, if requested by First Financial, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by First Financial, the Participant must deliver to First Financial a written statement satisfactory to First Financial to that effect.

d.
The Stock subject to this Award (including Stock that becomes vested in accordance with the terms of the Award) shall be subject to any First Financial Affiliated Company clawback policy and any applicable stock retention policies for the Chief Executive Officer and/or Named Executive Officers as those policies may be amended from time to time.

7.	Shareholder's Rights. Subject to the terms of this Stock Agreement, during the Performance Period:

a.
The Participant will have, with respect to the restricted Stock, the right to vote all shares of the restricted Stock received under or as a result of this Stock Agreement, including shares which are subject to the restrictions on transfer in Section 2 and to the forfeiture provisions in Section 5 of this Stock Agreement.

b.
The Participant shall not be paid any dividends with respect to the restricted Stock until after the end of each respective Performance Period and the expiration of each respective Vest Date. After the Vest Date, the Participant shall receive a cash payment (without interest) based on the dividends that would have been payable to the Participant, but for the restrictions set forth in this Agreement, after the Grant Date on the restricted Stock subject to the Award multiplied by the actual Vesting Percentage achieved with respect to the Award under Section 4. By way of example, when the Performance Period ends if the Committee determines that the Performance Level results in a Vesting Percentage of 110% of the Award, Participant will be entitled to three years of accumulated dividends from the date of grant to the 3rd anniversary date on 110% of the original restricted Stock awarded. No dividends shall be paid to the Participant with respect to any shares of restricted Stock that are forfeited by the Participant or not earned.

c.
Any dividends that become payable in accordance with this Section 7 with respect to an Award shall be paid on or after the Vesting Date, but in no event later than March 15th of the year following the year in which the Vesting Date occurs.

8.
Regulatory Compliance. The issue of shares of restricted Stock and Stock will be subject to full compliance with all then-applicable requirements of law and the requirements of the exchange upon which Stock may be traded, as set forth in the Plan. Furthermore, First Financial shall have the right to refuse to issue or transfer any shares under this Stock Agreement if First Financial, acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

9.
Withholding Tax. The Participant agrees that, in the event that the award and receipt of the restricted Stock or the expiration of restrictions thereon results in the Participant's realization of income which for federal, state or local income tax purposes is, in the opinion of counsel for First Financial, subject to withholding of tax at source by the Participant's employer, the Participant will pay to such Participant's employer an amount equal to such withholding tax or make arrangements satisfactory to First Financial regarding the payment of such tax (or such employer on behalf of First

Financial may withhold such amount from Participant's salary or from dividends paid by First Financial on shares of the restricted Stock or any other compensation payable to the Participant). Alternatively, if the Participant makes a proper Code Section 83(b) election, the Participant must notify First Financial in accordance with the requirements of Code Section 83(b) and promptly pay First Financial the applicable federal, state and local withholding taxes due with respect to the shares of restricted Stock subject to the election.

10.
Investment Representation. The Participant represents and agrees that if he or she is awarded and receives the restricted Stock at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of said Act, (i) he or she will accept and receive such shares for the purpose of investment and not with a view to their resale or distribution, (ii) that upon such award and receipt, he or she will furnish to First Financial an investment letter in form and substance satisfactory to First Financial, (iii) prior to selling or offering for sale any such shares, he or she will furnish First Financial with an opinion of counsel satisfactory to First Financial to the effect that such sale may lawfully be made and will furnish First Financial with such certificates as to factual matters as First Financial may reasonably request, and (iv) that certificates representing such shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer.

11.
Federal Income Tax Election. The Participant hereby acknowledges receipt of advice that, pursuant to current federal income tax laws, (i) he or she has thirty (30) days in which to elect to be taxed in the current taxable year on the fair market value of the restricted Stock in accordance with the provisions of Internal Revenue Code Section 83(b), and (ii) if no such election is made, the taxable event will occur upon expiration of restrictions on transfer at termination of the Performance Period and the tax will be measured by the fair market value of the restricted Stock on the date of the taxable event.

12.
Adjustments. Except as otherwise provided in this Stock Agreement, if, after the date of this Stock Agreement, the Stock of First Financial is, as a result of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of First Financial, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of First Financial or of another First Financial, then:

a.
there automatically will be substituted for each share of restricted Stock for which the Performance Period has not ended granted under the Stock Agreement the number and kind of shares of stock or other securities into which each outstanding share is changed or for which each such share is exchanged; and

b.
First Financial will make such other adjustments to the securities subject to provisions of the Plan and this Stock Agreement as may be appropriate and equitable; provided, however, that the number of shares of restricted Stock will always be a whole number.

13.	Non‑solicitation and Non-disclosure of Confidential Information.

a.
Non‑solicitation of Clients. During the Participant’s employment with First Financial or any Affiliated Companies (as defined below) and for a period of one year after Participant is no longer employed by any Affiliated Companies, Participant shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for First Financial or any Affiliated Companies):

(1)
contact or attempt to contact any Applicant, Borrower, or Referral Source of the Corporation or an Affiliated Company that the Grantee has had contact with or solicited in the last two (2) years of the Grantee’s employment for the purpose of disparaging the Corporation or an Affiliated Company, inducing or attempting to induce the Applicant, Borrower, or Referral Partner to terminate his/her business relationship with the Corporation or an Affiliated Company, or soliciting the Applicant, Borrower, or Referral Partner to obtain financing other than with the Corporation or an Affiliated Company.

(2)	Solicit (as defined below) any person or entity located in the Restricted Territory for the provision of any Restricted Services;

(3)
Solicit or attempt in any manner to persuade any client or customer of any Affiliated Companies to cease to do business, to refrain from doing business or to reduce the amount of business which any client or customer has customarily done or contemplates doing with any of the Affiliated Companies; or

(4)	Interfere with or damage (or attempt to interfere with or damage) any relationship between any Affiliated Company and any client or customer.

b.
Non‑solicitation of Employees; No Hire. During the Participant’s employment with First Financial or any Affiliated Companies and for a period of one year after Participant is no longer employed by First Financial or any Affiliated Companies, Participant shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliated Company):

(1)
Solicit any employee, officer, director, agent or independent contractor of any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company’s relationship with any of its employees, officers, directors, agents or independent contractors; or

(2)	Employ or engage any person who, at any time within the two‑year period immediately preceding such employment or engagement, was an employee, officer or director of any Affiliated Company.

c.
Non-Competition. During the Grantee’s employment with the Corporation or any Affiliated Companies and for a period of one year after Grantee is no longer employed by the Corporation or any Affiliated Companies, be employed by a Competitive Entity in the same capacity as the capacity the Grantee was employed with by the Company or provide the same services to a Competitive Entity as those the Grantee provided in the previous year of employment with the Company in the Restricted Territory.

d.	Non-disclosure of Confidential Information.

(1)
During Grantee’s employment with Corporation or any Affiliated Company and after the termination of such employment for any reason, Grantee shall not, without the prior written consent of the General Corporate Counsel of Corporation (or such person’s designee) or as may be otherwise required by law or legal process, communicate or divulge any Confidential Information to any person or entity other than Corporation or an Affiliated Company, their employees, and those designated by Corporation or an Affiliated Company, or use any Confidential Information except for the benefit of Corporation or an Affiliated Company. Upon service to Grantee of any subpoena, court order or other legal process requiring Grantee to disclose Confidential Information, Grantee shall immediately provide written notice to Corporation of such service and the content of any Confidential Information to be disclosed.

(2)
Immediately upon the termination of Grantee’s employment with Corporation or an Affiliated Company for any reason, Grantee shall return to Corporation or the applicable Affiliated Company all Confidential Information in Grantee’s possession, including but not limited to any and all copies, reproductions, notes, or extracts of Confidential Information in paper or electronic form.

e.
Defined Terms. Unless otherwise defined in this Agreement, capitalized terms shall have the same meaning as that in the Plan. For purposes of this Agreement, the following terms shall have the meaning set forth below:

(1)
“Affiliated Companies” shall mean the Corporation, all of its subsidiaries, and any other entities controlled by, controlling, or under common control with the Corporation, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of Sections 13(a) and 13(b), Affiliated Companies shall be limited to the Corporation and it subsidiaries as of immediately prior to the consummation of such Change in Control.

(2)	“Applicant” shall include any potential borrower who has executed a term sheet with the Company during the period of two (2) years prior to the termination of Employment.

(3)	“Borrower” shall include any borrower who has entered into a loan with the Company during the period of two (2) years prior to the termination of Employment.

(4)	“Change in Control” has the meaning given such term in the Plan, as in effect on the Effective Date.

(5)
“Competitive Entity” shall mean a corporation, partnership, proprietorship, firm, association or other business entity which competes with, or otherwise lends to, (i) insurance professionals or provides capital including, but not limited to, purchasing of insurance commissions, to insurance professionals through leveraging insurance and annuity commission streams, (ii) registered investment advisers, (iii) automobile finance companies or automobile dealers, or (iv) licensed professional practices, including, but not limited to certified professional accounts, doctors, dentists or attorneys (each a “Lending Line”, collectively, the “Lending Lines”); provided, however, that if the Corporation or an Affiliated Company is no longer actively lending to a Lending Line, then this prohibition shall not apply to such Lending Line.

(6)
“Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Grantee or Grantee’s breach of a duty owed to the Corporation.

(7)
“Referral Partner” as used in this Agreement shall include any party with whom the Company has an active agreement as a referral source or who has referred a loan, which has funded, to the Company during the period of two (2) years prior to the termination of Employment.

(8)
“Restricted Territory” means, because of the nature of the business which is not dependent upon the physical location or presence of the Company or the Grantee, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) is as follows: (1) the State of Indiana and any state in which the Company has originated any loans, sold any products, or provided any services by the Grantee during the one (1) year immediately preceding the Grantee’s termination of employment, whether voluntary or involuntary; and (2) each state, commonwealth, territory, province or other political subdivision located in North America in which the Company originated loans or provided banking services and to which Grantee provided services during the one (1) year immediately preceding the Grantee’s termination of employment, whether voluntary or involuntary.

(9)
“Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term “Solicit” shall not include general advertisements by an entity with which Grantee is associated or other communications in any media not targeted specifically at any specific individual described in Section 13(a) or 13(b).

a.
Enforcement; Remedies; Blue Pencil. Participant acknowledges that: (1) the various covenants, restrictions, and obligations set forth in this Section 13 are separate and independent obligations, and may be enforced separately or in any combination; (2) the provisions of this Section 13 are fundamental and essential for the protection of First Financial’s and the Affiliated Companies’ legitimate business and proprietary interests, and the Affiliated Companies (other than First Financial) are intended third-party beneficiaries of such provisions; (3) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Participant; and (4) in the event of any violation by Participant of any of such provisions, First Financial and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this Section 13 by Participant, First Financial and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payment or provision of the issuance of stock awards as contemplated under Section 6. If any of the covenants set forth in this Section 13 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

14.
Employment Claims. In return for the benefits that Participant may receive under this Stock Agreement and for continued employment, Participant agrees not to commence any action or suit related to Participant’s employment by Bancorp or an Affiliated Company:

a.	More than six months after the termination of Participant’s employment, if the action or suit is related to the termination of Participant’s employment; or

b.
More than six months after the event or occurrence on which Participant’s claim is based, if the action or suit is based on an event or occurrence other than the termination of Participant’s employment.

Participant agrees to waive any statute of limitations that is contrary to this paragraph.

15.
Notices. Each notice relating to this Stock Agreement must be in writing and delivered in person or by registered mail to First Financial at its office, 255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202, attention of the Secretary, or at such other place as First Financial has designated by notice. All notices to the Participant or other person or persons succeeding to his or her interest will be delivered to the Participant or such other person or persons at the Participant's address as specified in a notice filed with First Financial.

16.
Determinations of First Financial Final. Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Stock Agreement or the Plan will be determined by the Board of Directors of First Financial (or any successor corporation) or by the Committee, as determined by the Board of Directors of First Financial. The Participant hereby agrees to be bound by the terms of the Plan and accept any determination by the Board of Directors (or the Committee, as applicable) in administering the Plan and this Agreement as final, binding and conclusive for all purposes.

17.
Successors. All rights under this Stock Agreement are personal to the Participant and are not transferable except that in the event of the Participant's death, such rights are transferable to the Participant's legal representatives, heirs or legatees. This Stock Agreement will inure to the benefit of and be binding upon First Financial and its successors and assigns.

18.
Obligations of First Financial. The liability of First Financial under the Plan and this Stock Agreement is limited to the obligations set forth therein. No term or provision of the Plan or this Stock Agreement will be construed to impose any liability on First Financial in favor of the Participant with respect to any loss, cost or expense which the Participant may incur in connection with or arising out of any transaction in connection therewith.

19.
No Employment Rights. Nothing in the Plan or this Stock Agreement or any related material shall give the Participant the right to continue in the employment of First Financial or any subsidiary of First

Financial or adversely affect the right of First Financial or any subsidiary of First Financial to terminate the Participant’s employment with or without cause at any time.

20.	Governing Law. This Stock Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

21.
Plan. The Plan will control if there is any conflict between the Plan and this Stock Agreement and on any matters that are not contained in this Stock Agreement. A copy of the Plan has been provided to the Participant and is incorporated by reference and made a part of this Stock Agreement. Capitalized terms used but not specifically defined in this Stock Agreement will have the definitions given to them in the Plan.

22.
Entire Agreement. This Agreement and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Corporation and/or any of its subsidiaries and the Grantee relating to the shares of restricted Common Stock that are granted under this Agreement. This Agreement and the Plan constitute the entire agreement by the parties with respect to such matters, and there are no agreements or commitments except as set forth herein and in the Plan. The terms of this Agreement do not replace or supersede the terms of any agreement or incentive compensation arrangement the Grantee is subject to that includes provisions concerning confidentiality, non-competition or non-solicitation by the Grantee (a “non-solicitation agreement”). Any non-solicitation agreement that Grantee is subject to shall remain in full force and effect as written without impact from this Agreement.

23.
Captions; Counterparts. The captions in this Stock Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Stock Agreement. This Stock Agreement may be executed in any number of counterparts, each of which will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement for Performance Stock Award has been executed and dated by the parties hereto as of the day and year first above written.

FIRST FINANCIAL BANCORP.

By:     _____________________________________

Title:

<Enter Employee Name>
By clicking on the “I ACCEPT” button where this Agreement appears in Merrill Lynch Benefits Online, or “BOL,” you are electronically signing this Agreement, and thus, agreeing to all of the terms and conditions of this Agreement.

Performance Stock Award (OSF)(2012 Plan)